SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report  December 18, 2006
(Date of earliest event reported)  December 15, 2006

QCR Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-22208	42-1397595
(Commission File Number)	(I.R.S. Employer Identification Number)

3551 Seventh Street, Suite 204, Moline, Illinois	61265
(Address of principal executive offices)	(Zip Code)

(309) 736-3580
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Section 8.01 is incorporated herein by reference.

Item 8.01  Other Events.

          On December 15, 2006, the Company issued a press release announcing that John H. Anderson will succeed Michael A. Bauer as President and CEO of Quad City Bank & Trust Company at the time of the Company’s annual meeting in May of 2007.  In the interim, Mr. Anderson will assume the title of Executive Vice President and will direct the efforts of the Trust, Private Banking, and Investment Services departments.  Earlier this year Mr. Bauer announced his intended retirement in 2009.

          After Mr. Anderson assumes the presidency in May of 2007, Mr. Bauer will move into the role of Vice Chairman of both the Company and Quad City Bank & Trust Company and will continue to serve on the boards of both in addition to a number of the Company’s other affiliated bank boards until his retirement in May of 2009.

          The Company also announced that in January of 2007 Todd A. Gipple, the Company’s Chief Financial Officer, will assume the additional responsibility of President and CEO of Quad City Bancard, Inc. and in May of 2007 Larry J. Helling, the President and CEO of Cedar Rapids Bank & Trust Company, will assume the additional responsibility of serving as the Company’s Chief Lending Officer.

          Further, the Company announced that the boards of QCR Holdings and Quad City Bank & Trust Company have selected current independent board members to serve as Chairmen, effective January 1, 2007.  James J. Brownson will become Chairman of the Company and Mark C. Kilmer will become Chairman of Quad City Bank & Trust Company.

          In connection with Mr. Anderson’s role at Quad City Bank & Trust, Mr. Bauer and the Company amended Mr. Bauer’s employment agreement to provide for the above mentioned changes in title and also to reduce the level of benefits Mr. Bauer would receive in the event of his termination following a change in control.

Item 9.01  Financial Statements and Exhibits

          (d)          Exhibits.

                         99.1  Press release dated December 15, 2006

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QCR HOLDINGS, INC.

Dated: December 18, 2006	By:	/s/ Todd A. Gipple

Todd A. Gipple
Executive Vice President and Chief Financial Officer